Exhibit 99.1

TRIUS THERAPEUTICS SECURES A $25 MILLION COMMITTED EQUITY

FINANCING FACILITY WITH TERRAPIN OPPORTUNITY, L.P.

San Diego, CA, August 31, 2012 – Trius Therapeutics, Inc. (Nasdaq: TSRX) announced today that it has obtained a committed equity financing facility under which it may sell up to $25 million of its registered common stock to Terrapin Opportunity, L.P., over a 24-month period. Trius is not obligated to utilize any of the $25 million facility and remains free to enter into and consummate other equity and debt financing transactions, subject to certain restrictions.

“This financing vehicle is an important addition to our arsenal of financing options, giving us the ability to potentially raise capital more efficiently by issuing shares at the time of our choosing,” said Jeffrey Stein, Ph.D., President and Chief Executive Officer of Trius. “With nearly $84 million in cash and equivalents at June 30, 2012, we believe this facility provides further flexibility to help Trius meet its future financing needs as the Company transitions from the development stage into the commercialization of its lead program, tedizolid phosphate.”

Trius will determine, at its sole discretion, the timing, the dollar amount and the floor price per share of each draw under the facility, subject to certain conditions. When and if Trius elects to use the facility, the Company will issue shares to Terrapin at a discount to the volume weighted average price of Trius’ common stock over a preceding period of trading days. Financial West Group, Member FINRA/SIPC, will act as placement agent and receive a fee for its services at the time of any draw under the facility. Any shares sold under this facility will be sold pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 15, 2011. No warrants were issued in conjunction with initiating this facility.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About Trius Therapeutics

Trius Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The Company’s lead investigational drug, tedizolid phosphate, is a once daily, IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI. Trius has two Special Protocol Assessments with the FDA for its two Phase 3 ABSSSI trials and has partnered with Bayer HealthCare for the development and commercialization of tedizolid phosphate outside of the U.S., Canada and the European Union. In addition to the Company’s tedizolid phosphate clinical program, Trius has initiated IND-enabling studies for its Gyrase-B development candidate with potent activity against Gram-negative bacterial pathogens including multi-drug resistant strains of E. coli, Klebsiella, Acinetobacter and Pseudomonas. The Gyrase-B program is one of the two preclinical programs supported by federal contracts. For more information, visit www.triusrx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding Trius’ ability to successfully complete its ongoing clinical trials and development programs. Risks that contribute to the uncertain nature of the forward-looking statements include: the accuracy of Trius’ estimates regarding expenses, future revenues and capital requirements; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain additional financing; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Form 10-K, Forms 10-Q and other documents filed with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507

6310 Nancy Ridge Drive, Suite 101, San Diego, CA 92121	Tel: 858-452-0370
www.triusrx.com	Fax: 858-677-9975